                                                     Exhibit 99.1

          Ross University    Administrative Offices
                     School of     630 US Highway 1
                     Medicine     North Brunswick, NJ 08902
                               and     Phone 732-509-4600/ 888-404-7677
Veterinary Medicine    www.RossU.edu

DeVry Inc. Contact:
Joan Bates
P: 630-574-1949
Email: jbates@devry.com

Ross University to Open Branch Campus

Grand Bahama Location to Accommodate Growing Student Demand

July 28, 2008 – (North Brunswick, N.J.) – Ross University, a division of DeVry Inc. (NYSE:DV), announced it will open a branch campus in Freeport, Grand Bahama, in January 2009. The new location will accommodate the growing demand from new students who wish to attend Ross University, which has a medical school campus in Dominica and a veterinary school campus in St. Kitts.

The Ross University Freeport campus will initially accommodate students in the University’s growing medical school. The students will be housed and taught in temporary space in Grand Bahama with Ross’s brand new 60,000-80,000 square foot campus scheduled to open in 2010. The Ross Dominica campus will continue to maintain its location as the medical school’s primary campus. All students in the medical school will begin their training in Dominica, with a portion of third and forth semester students transferring to Freeport.

“The demand we have been experiencing from new students has made expansion inevitable and the Bahamas was a natural location to accommodate this continued growth,” said Dr. Thomas Shepherd, president of Ross University. “Our new branch campus will serve as an ideal complement to our existing facilities in Dominica and represents the next step in our evolution as one of the world’s premier providers of medical and health sciences education.”

The Ross University Freeport campus, located 52 miles from Fort Lauderdale, will grow to accommodate the future expansion needs of Ross University’s medical program, as well as potentially adding other degree programs. The new campus will initially have 18 - 25 faculty members, and will be equipped for further growth as demand increases. Depending upon the pace of development, capital expenditures related to opening the branch campus, including land and buildings, is expected to be in the range of $35-$60 million over the next 5 years.

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Ross University to Open Branch Campus

“In Dominica, we have one of the world’s most technologically advanced teaching facilities, not to mention some of the best and most capable students in medicine,” said Dr. Shepherd. “We look forward to building on the foundation of excellence that continues to flourish there with an equally sophisticated and stimulating campus and curriculum in Freeport.”

About Ross University

Ross University was founded in 1978 and is a provider of medical and veterinary education offering doctor of medicine and doctor of veterinary medicine degree programs. The School of Medicine is located in Dominica, West Indies, with a branch campus scheduled to open in Freeport, Grand Bahama in January 2009. The School of Veterinary Medicine is located in St. Kitts.

Ross University is a division of DeVry Inc. (NYSE:DV). Ross University's administrative services including enrollment, registrar and financial aid services are located in North Brunswick, New Jersey. For more information about Ross University, visit www.RossU.edu.

About DeVry Inc.

DeVry Inc. (NYSE:  DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing and Becker Professional Review.  DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management.  Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing.  Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals.  For more information, visit http://www.devryinc.com.

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